UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2016
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.	Senior Secured Asset‑Based Revolving Credit Facilities
Overview
On November 22, 2016, Associated Materials, LLC (the “Company”) amended and restated its existing senior secured asset-based revolving credit facilities (the “ABL facilities”) pursuant to that certain Second Amended and Restated Revolving Credit Agreement, among Associated Materials Incorporated, a Delaware corporation (“Holdings”), the Company, Gentek Holdings, LLC, a Delaware limited liability company, Gentek Building Products, Inc., a Delaware corporation (together with the Company and Gentek Holdings, LLC, the “US Borrowers”), Associated Materials Canada Limited, an Ontario Corporation, Gentek Canada Holdings Limited, an Ontario corporation, Gentek Building Products Limited Partnership, an Ontario limited partnership (together with Associated Materials Canada Limited and Gentek Canada Holdings Limited, the “Canadian Borrowers” and, together with the US Borrowers, the “Borrowers”), the other agents and parties party thereto, UBS AG, Stamford Branch, as US Collateral Agent (in such capacity, the “US Collateral Agent”) and Canadian Collateral Agent (in such capacity, the “Canadian Collateral Agent”) and US Administrative Agent (in such capacity, the “US Administrative Agent”) and Canadian Administrative Agent (in such capacity, the “Canadian Administrative Agent”), and PNC Bank, National Association, as Co-Collateral Agent (in such capacity, the “Co-Collateral Agent” and, together with the Collateral Agent, the “Revolving Collateral Agents”) to, among other things, extend the maturity date to November 22, 2021. In connection therewith, the Company also entered into (i) Amendment No. 2 to US Security Agreement, among the US Credit Parties, the US Collateral Agent and the US Administrative Agent, which amended that certain US Security Agreement, dated as of October 13, 2010 (as previously amended by Amendment No. 1, dated as of April 26, 2012) and (ii) Amendment No. 2 to Canadian Security Agreement, among the Canadian Borrowers, the Canadian Collateral Agent and the Canadian Administrative Agent, which amended that certain Canadian Security Agreement, dated as of October 13, 2010 (as previously amended by Amendment No. 1, dated as of April 26, 2012).

2.	Indenture and Senior Secured Notes due 2024
Overview
On November 22, 2016, Associated Materials Group, Inc. (“Parent”) issued $675,000,000 aggregate principal amount of 9.00% Senior Secured Notes due 2024 (the “notes”), which mature on January 1, 2024, pursuant to the Indenture, dated as of November 22, 2016 (the “Indenture”), between Parent and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”). Interest on the notes will be paid on January 1 and July 1 of each year, commencing July 1, 2017. Immediately following the consummation of the offering of the notes, all of Parent’s obligations under the notes and the Indenture were assumed (the “Assumption”) by the Company and AMH New Finance, Inc., a Delaware corporation (“AMH New Finance” and, together with the Company, the “Issuers”), and the notes were guaranteed by the notes guarantors (as defined below) pursuant to a Supplemental Indenture, dated as of November 22, 2016, by and among the Company, AMH New Finance, the notes guarantors party thereto and the Trustee, and Parent was released from all such obligations.
The following is a brief description of the terms of the notes and the Indenture.
Guarantees
The notes are unconditionally guaranteed, jointly and severally, by each of the Company’s direct and indirect domestic subsidiaries (other than AMH New Finance). Such subsidiary guarantors are collectively referred to herein as the “notes guarantors,” and such subsidiary guarantees are collectively referred to herein as the “notes guarantees.” Each notes guarantee is a general senior obligation of each notes guarantor; equal in right of payment with all existing and future senior indebtedness of that notes guarantor, including its guarantee of all obligations under the ABL facilities; and secured on a senior-priority basis by the notes collateral (as defined below) owned by that notes guarantor and on a junior-priority basis by the ABL collateral (as defined below) owned by that notes guarantor, in each case subject to certain liens permitted under the Indenture.
Collateral
The notes and the notes guarantees are secured by a senior-priority lien on substantially all of the Issuers’ and the notes guarantors’ present and future assets located in the United States (other than the ABL collateral, in which the notes and the notes guarantees will have a junior-priority lien, and certain other excluded assets), including equipment, owned real property valued at $2.5 million or more (excluding the Company’s headquarters), present and future shares of certain capital stock of each of the Issuers’ and the notes guarantors’ subsidiaries, U.S. patents, trademarks, copyrights and other U.S. intellectual property, promissory notes, chattel paper and instruments evidencing indebtedness owed to an Issuer or notes guarantor, in each case subject to certain exceptions and customary permitted liens. Such assets are referred to as the “notes collateral.”
In addition, the notes and the notes guarantees are secured by a junior-priority lien on substantially all of the Issuers’ and notes guarantors’ present and future accounts receivable, inventory, related general intangibles, certain real property at the Company’s headquarters and certain other related assets, which such assets secure the US Borrowers’ obligations, and the applicable guarantors’ guarantee of such obligations, under the ABL facilities. Such assets are referred to as the “ABL collateral.” We refer to the notes collateral and the ABL collateral together as the “collateral.” The lenders under the ABL facilities have a senior-priority lien on the ABL collateral and a junior-priority lien on the notes collateral pursuant to the Intercreditor Agreement, dated as of October 13, 2010 (the “Intercreditor Agreement”), as amended by Amendment No. 1 to Intercreditor Agreement, dated November 22, 2016, between the Notes Collateral Agent and the US Collateral Agent.
The liens on the collateral may be released without the consent of holders of notes if collateral is disposed of in a transaction that complies with the Indenture and the Intercreditor Agreement and other security documents for the notes.
Optional Redemption
Except as set forth below, the Issuers will not be entitled to redeem the notes at their option prior to January 1, 2020 (the “first call date”).
Prior to the first call date, the Issuers may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes redeemed plus the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a)(i) the sum of the present value at such redemption date of (A) the redemption price of such note at the first call date (such redemption price being set forth in the table below) plus (B) all required remaining scheduled interest payments due on such note through the first call date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate as of such redemption date plus 50 basis points, minus (ii) accrued but unpaid interest to, but excluding, the redemption date, over (b) the principal amount of such note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, subject to the rights of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after the first call date, the Issuers may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on January 1 of each of the years indicated below:

Year	Percentage
2020	106.750%
2021	104.500%
2022	102.250%
2023 and thereafter	100.000%

In addition, until the first call date, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more qualified equity offerings to the extent such net cash proceeds are received by or contributed to the Company; provided that (a) at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture on November 22, 2016 remains outstanding immediately after the occurrence of each such redemption and (b) that each such redemption occurs within 120 days of the date of closing of each such qualified equity offering.

Change of Control
Upon the occurrence of a change of control, as defined in the Indenture, the Issuers must give holders of notes the opportunity to sell the Issuers their notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.
Asset Sale Proceeds
If the Issuers or their subsidiaries engage in asset sales, the Issuers generally must either invest the net cash proceeds from such asset sales in the Company’s business within a period of time, pre-pay certain secured senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.
Covenants
The Indenture contains covenants limiting the Issuers’ ability and the ability of their restricted subsidiaries to, among other things:

•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Issuers.
These covenants are subject to important exceptions and qualifications as described in the Indenture. Most of these covenants will cease to apply for so long as the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.
Events of Default
The Indenture provides for events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

3.	Notes Security Agreement
The notes are secured by security interests granted in certain of the notes collateral pursuant to the Notes Security Agreement, dated as of November 22, 2016, among the Issuers, the notes guarantors and the Notes Collateral Agent.

4.	Notes Pledge Agreement
The notes are secured by security interests granted in certain of the notes collateral pursuant to the Notes Pledge Agreement, dated as of November 22, 2016, among the Issuers, the guarantors and the Notes Collateral Agreement.

Item 1.02	Termination of a Material Definitive Agreement.
On November 22, 2016, in connection with the issue of the Notes, the Issuers satisfied and discharged their obligations under the Indenture governing the Issuers’ 9.125% Senior Secured Notes due 2017 (the “Existing Notes”), dated as of October 13, 2010, as supplemented by the First Supplemental Indenture, dated as of May 1, 2013, by and among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as trustee and notes collateral agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Sections 1 and 2 of Item 1.01 are incorporated by reference into this Item 2.03.

Item 8.01    Other Events.
The previously announced issuance of convertible preferred stock and warrants to purchase shares of common stock of Parent closed on November 22, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	November 23, 2016	By:	/s/Scott F. Stephens
Scott F. Stephens
Executive Vice President and Chief Financial Officer